AMENDMENT NO. 1 (the “Amendment”) TO CHANGE OF CONTROL AGREEMENT dated as of [March 30, 2004, for Gosse Bruinsma and S. Colin Neill][September 12, 2005 for Paul Feuerman] (“the Change of Control Agreement”) is effective as of the 30th day of November, 2005 (the “Effective Date”), by and between AXONYX, INC. (the “Company”), and [Gosse Bruinsma][S. Colin Neill][Paul Feuerman] (the “Executive”).

In consideration of the premises, the mutual covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

1. Section 2 of the Change of Control Agreement shall be amended to provide that following a “Change of Control” (as defined therein) and the termination of the Executive’s employment, (i) all of the Executive’s outstanding stock options shall remain exercisable until their respective expiration dates, (ii) the bonus component of the severance payment to be made to the Executive shall equal [30% for SCN and PF][40% for GB] of the Executive’s then-current base salary and (iii) the Executive shall be entitled to continue, for a period of one year following termination, his participation in any group health plan sponsored by the Corporation in which the Executive was participating on the date of such termination, at a cost to such executive equal to the amount charged by the Company to its then-current employees.

2. Accordingly, Section 2 of the Change of Control Agreement shall be deleted and the following shall be substituted therefor:

“2.	Accelerated Vesting of Options; Severance Payments. If:

(a)   a Change of Control shall have occurred and the Executive’s employment with the Company is terminated by the Executive for Good Reason during the Term; or

(b)   during the period from ninety (90) days prior to the commencement or public announcement of a Change of Control until one (1) year after a Change of Control shall have occurred, the Executive’s employment with the Company is terminated by the Company other than for Cause;

then (i) all unvested options granted to the Executive by the Company or any successor entity prior to, simultaneously with or in connection with the Change of Control shall vest immediately prior to such resignation or termination of employment described in subsection 2(a) or (b) above, (ii) all outstanding options shall remain exercisable until their respective expiration dates, (iii) the Executive shall be entitled to continue, for a period of one year following termination, his participation in any group health plan sponsored by the Corporation in which the Executive was participating on the date of such termination, at a cost to such executive equal to the amount charged by the Company to its then-current employees and (iv) the Company shall pay to the Executive (in addition to any accrued but unpaid base salary and/or bonus and any unreimbursed business and/or medical expenses and/or other accrued but unpaid benefits under the Company’s employee benefit programs as of the date of such resignation or termination of employment), in a single lump sum payment, within thirty (30) days after any such resignation or termination, an amount equal to the sum of:

(1)   two hundred percent (200%) of the Executive’s highest annual base salary in effect during the one (1) year period immediately preceding such resignation or termination, plus

(2)   the greater of (A) the larger of the two actual annual bonus payments paid to the Executive for the two fiscal years immediately prior to the year in which the Executive’s termination occurred or (B) [30% for SCN and PF][40% for GB] of the Executive’s then-current base salary.”

3.            Except as otherwise provided herein, the Change of Control Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

AXONYX, INC.

By:	______________________________________

Name/Title:

EXECUTIVE:

__________________________________________
Name:

2